Exhibit 16.1

May 18, 2009

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Re: EastBridge Investment Group Corporation

File No. 0-52282

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 12, 2009, to be filed by our former client, EastBridge Investment Group Corporation.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ JEWETT, SCHWARTZ, WOLFE & ASSOCIATES
JEWETT, SCHWARTZ, WOLFE & ASSOCIATES
Hollywood, Florida
May 18, 2009